Exhibit 99.2

Bakers Footwear Group, Inc.
Excerpts of First Quarter 2012 Results Conference Call Transcript
June 14, 2012

Operator

Greetings, and welcome to the Bakers Footwear Group Incorporated first-quarter 2012 results conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation.

(Operator Instructions)

As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Ms. Allison Malkin of ICR. Thank you. Ms. Malkin, you may begin.

Allison Malkin

Thank you, good morning everyone. Before we get started, I would like to remind you of the Company's Safe Harbor language, which I'm sure you are all familiar with. The statements contained in this conference call which are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements, due to a number of risks and uncertainties, which are described in the Company's filings with the SEC. And now, I would like to turn the call over to Bakers' Chairman, President and CEO, Peter Edison.

Peter Edison

Thank you, Allison. Good morning, everyone. Thank you for joining us to discuss our first-quarter fiscal 2012 results. With me today is Charlie Daniel, our Chief Financial Officer. For this morning's call, I will begin with a review of our first-quarter performance, and provide an update on the initiatives we believe position our Company for improved operating results in 2012. Charlie will then discuss our financials in more detail. After my closing remarks, we will open the call to the answer the questions you have for us today.

Our first quarter included solid progress on our strategy to reduce inventories, and deliver a steady flow of fashion-right assortments, which, combined with reduced costs as part of our cost containment objectives, fueled a substantial narrowing of our first-quarter loss as compared to the first quarter last year. In total, for the quarter, net sales declined 5.7% to $44.3 million from $47 million in the first quarter of last year. Comparable store sales decreased 2.7%, following a comparable store sales increase of 9.3% in the first quarter last year, though improved from a decline of 7.1% in the fourth quarter last year.

During the quarter, we saw strength in casual footwear, offset by declines in dress footwear. Gross profit margin increased to 28.4% from 26.1%, as we benefited from lower occupancy costs, including a one-time benefit for the sale of a store lease and from improved markdown control. Selling, general and administrative expenses declined by $900,000, and improved to 30.2% of sales from 30.5% last year. The net loss was $1.1 million, or $0.11 per share, down from a net loss of $2.5 million or $0.27 per share last year. Inventories ended down 9.6% from the first quarter last year.

The quarter included solid progress toward the priorities we set at the start of the year. Our strategy to reduce inventories and deliver a steady flow of fashion proved successful, and allowed us to improve gross margin percentage despite a drop in comparable store sales. We were also pleased with our multi-channel sales growth, with e-commerce sales up 40% in the quarter. Our multi-channel sales include our BakersShoes.com website, mobile platform, our micro-sites for H by Halston and Wild Pair, our call center and special order sales, as well as Amazon.com.

This growth was fueled by a strong reception to our fashion across categories and brands, with particular strength in mobile commerce. We expect continued favorable momentum from multi-channel sales, as we continue to grow our social media efforts, reaching out with our brands and our fashion. Our brands continue to resonate with consumers, and we're providing our customers with great fashion with brands that differentiate us from our mall peers. They, along with our multi-channel sales, represent the cornerstones of our long-term sales growth strategy.

We achieved our cost reduction objectives in the quarter, and remain on track to deliver $10 million of margin improvements and cost cuts for 2012. We are executing this strategy with cost cuts in marketing, payroll, freight, travel, discount programs and administrative expenses. We remain committed to and focused on improving the overall performance of our Company and believe that the strategies we have in place will assist us to achieve this goal. Comparable store sales trends in the second quarter remain below a year ago, as we anniversary last year's double-digit comparable store sales gains. Comparable store sales for fiscal 2012 through June 9 have decreased 4.8%. That said, we expect to benefit from our heightened inventory discipline, and our margin improvement and cost savings programs, which allow us to better control markdowns and expenses. As we turn to the fall season, we expect to see improved comparable store sales trends, combined with higher gross margins, as we face easier comparisons to last year.

We are very excited to announce that yesterday we entered into a new four year $30 million facility with Crystal Financial. This facility replaces our facility with Bank of America. The team at Crystal Financial has been a long-term partner of our Company, and this financing will greatly benefit our Company as it increases our availability by $3 million to $4 million and extends the maturity of our bank line by three years. Now, I'd like to turn the call over to Charlie to review our financials in more detail.

Charlie Daniel

Thank you, Peter. For the first quarter, the 13 weeks ended April 28, 2012, net sales decreased 5.7% to $44.3 million from $47 million in the 13 weeks ended April 30, 2011. Comparable store sales decreased 2.7% compared to an increase of 9.3% in the first quarter last year. Gross profit was $12.6 million or 28.4% of net sales, compared to $12.3 million or 26.1% of net sales in the first quarter last year. The dollar increase primarily reflects approximately $1 million in the reduction of occupancy cost that included a reversal of approximately $700,000 in accrued non-current rent liabilities resulting from the sale of a store lease. In addition, despite the decline in sales, we were able to improve our gross margin percentage through improved markdown control.

Selling expenses decreased to $9.3 million or 21% of net sales from $10.2 million, or 21.7% of net sales in the first quarter last year. The 8.7% decrease reflects the impact of our cost control program, and includes lower store payroll, marketing and store depreciation expense. General and administrative expenses for the first quarter of 2012 were flat, at $4.1 million in the last year. As a percentage of sales, general and administrative expenses increased to 9.2% from 8.8% last year. Net loss was $1.1 million or $0.11 per share, compared to a net loss of $2.5 million or $0.27 per share in the first quarter last year.

Turning to the balance sheet, inventories at the end of the first quarter were $24.6 million, down from $27.2 million at the end of the first quarter of 2011. Accounts payable increased to $22.3 million from $14.7 million last year. The balance on our revolving credit facility decreased to $12.4 million from $14.7 million last year. Now, I'll turn the call back over to Peter for closing remarks.

Peter Edison

Thank you, Charlie. In summary, our first quarter results demonstrate solid progress towards our goals. We expect the continued execution of our strategies to pave the way for improved operating performance this year, and expect to benefit from our enhanced financial flexibility, driven by our new credit facility with Crystal Financial. With that, I would like to turn the call over to the operator to take your questions.

Operator

Thank you.

(Operator Instructions)

Thank you. Our first question comes from the line of Mark Montagna of Avondale Partners. Please proceed with your question.

Mark Montagna

I have a few questions just about looking towards the fall. Can you just rate, or give us some insight into your thoughts on the level of newness this fall, compared to last fall, versus when you were looking at fall 2011 versus 2010?

Peter Edison

Are we talking about for us as a company or for the market in total?

Mark Montagna

How about both? Both your company and the market?

Peter Edison

They're obviously related, because we do follow the market. I think there is a lot of newness in the market. The market is shifting strongly towards casual footwear. And last fall, there was a lot more dress footwear that was important. And it is shifting towards casual footwear in every category. It's shifting towards casual footwear in boots. It is shifting towards casual footwear in shoes. It is shifting towards casual footwear in sandals.

It is newness in materials and in constructions and in what they are being worn with. And we are following that market also for our target customer. But, I think there is a lot of newness in the market, and it is going out there and getting it and interpreting it right that will separate those who will succeed from those who won't hit their goals. That is a pretty general statement. If you want a more specific follow-up, I would appreciate it.

Mark Montagna

When you are talking about newness, where do you see color for fall versus last fall? And I understand there's going to be a lot of embellishments. Do feel that is also the case for you?

Peter Edison

Yes, we always sell embellishments because of the nature of our customer. So, there are really, in some ways, less embellishments with casual footwear than there are with dress footwear. So in total, I don't know that the embellishments for us are actually increasing, but color -- there were important highlight colors last fall, and there are going to be important highlight colors this fall. I don't think it is a dramatic shift towards more or less color in total. But the colors [are] very different for this fall than they were for last fall. I don't want to talk specific colors because it is proprietary at this time.

Mark Montagna

Okay. When you talk about casual with boots, can you just describe what you are referring to in terms of casual with boots? It does not seem like a very formal category, as it is.

Peter Edison

The whole range -- here's how I would describe the range of boot categories as they relate to dressy versus casual. You start with very dressy boots with heels and beautiful finishes. You go heading down towards casual, you then move into tailored boots, which are dressy and clean, but yet can be worn with multi-uses during the day and evening. Then you head down to lower heel heights that are also clean, that's more casual, but still cleaned up. Then you head down towards rugged sport boots and boots made of other materials, like Ugg boots, that are suede and athletic-inspired boots and that becomes extremely casual. So in that continuum of boot fashion, we are more down on the bottom half than we were last year and two years ago.

Mark Montagna

All right, that's really helpful. When you're looking at boots, the shearling look that has worked for so many years, my understanding is that is on the way out. And maybe is out. I'm wondering what your thoughts are on that?

Peter Edison

Out is probably too strong of a word, but there are so many competitors for it today in the same end use for the customer, that there is really no -- they were all alone for a long time. So will be harder for them, but that particular category has become much more weather-dependent. And there was no weather last year. That category was way under-performed last year because of weather, so that's not a fair reading. It will bounce back, partly because of weather. But that bounce back will probably be softened by the other competitive styles that are out there.

Mark Montagna

Okay. And then the dressier shoes, it sounds like that is weak. I'm guessing you may not be expecting it to be very strong for the fall? And I just want to get your insights on what your thoughts are for dress shoes for the fall?

Peter Edison

It won't be as strong. It is a very important category for us. We have a built-in business, people come to us for that. So it doesn't ever drop as much as it might for others who are on the edges of it. But it will soften and you'll have to have balance in that category to succeed. When it is not the surge in fashion, you want to pick up the different uses of that category more completely, balance related to colors and heel heights and treatments and tailored versus dress and things like that.

Mark Montagna

Okay, and looking out to the fall, if we have a bounce back in boots, clearly that will raise the average unit retail because you will not have to promote, and hopefully, provided we get the weather, of course.

Peter Edison

Yes, it requires some weather.

Mark Montagna

When you look at, say, your initial markups compared to last year or, say, calculated average unit retail, should it be higher this fall versus last fall, excluding promotions, of course? I am wondering if there is a certain built-in comp benefit from maybe boots that are taller that therefore require higher prices or certain materials that cost more, therefore build in a higher comp.

Peter Edison

First of all, there is about a 3% to 5% cost increase on comparable items that is going through the industry today and will be there for fall. So average retails, if nothing else changes, will go up 3% to 5%. And then that will be augmented by or offset by shift in mix, which is what you are talking about. And if the mix goes to higher-price categories, then that will send up your average retail even higher than the 3% to 5%. We tend not to want average retails to get too out of hand, and so we end up softening those kinds of increases by how we execute our footwear, so that we don't have average retail increases at 10% or higher. That tends to be confusing to customers and they don't understand it, so you end up building your lines differently, whether it's the type of materials that you use, or just the fashion mix choices that you make. So I don't know if that answers your question.

Mark Montagna

Yes, that's definitely very helpful. That was all I had. Thank you, and good luck on the fall.

Operator

Thank you. Our next question comes from Ivan Zwick, of Raymond James Financial. Please proceed with your question.

Ivan Zwick

Congratulations on a lot of improvement in the first quarter with your new plan, and also on this line of credit, which I think is going to be very helpful. I have done some internal projections for your first quarter, and I had a range of a loss of $900,000 to $1.2 million, so you did come in at the lower end of what I was looking for.

Peter Edison

Congratulations on your projection. You did a good job.

Ivan Zwick

Well, thank you. And of course, I see it's inventory control and these more timely markdowns at lower percentages make a radical difference. Going forward, on your second quarter, which granted this past year we did lose $1.5 million, it would seem to me, with the inventory control that you are doing, and the lower markdown expense and controlling on your selling and marketing costs, that we should be very close to breakeven for the second quarter. Is that a valid assumption?

Peter Edison

I don't really comment on earnings, but we are having slower sales in the second quarter than the first quarter. Not dramatically, but enough. And it is a little too early to say, but there's a lot of promotional activity around sandals so I am concerned and cautioned on projecting the same level of gross margin improvement in Q2 as we would have in Q1. I don't feel that way for Q3 or Q4, but Q2 is a caution.

Ivan Zwick

Okay. And is there anything specifically that you are doing? I understand the second half your comps are softer. Is there anything in particular you're doing to sort of turn the sales trend in the positive direction from what it has been so far at the beginning of the year?

Peter Edison

Well, it is similar inventory flows, which will be dramatic improvements for us, because we don't have the big launches of Halston and Wild Pair. So that is the same. The casual fashion for fall we think will resonate with customers even better than the casual fashion has in spring. Spring is a short window, and we just like the more closed-up kinds of styles that we see, whether they are athletic-inspired or boot-inspired or sports shoe-inspired. That they are exciting and fresher and newer. So we just feel really it's a fashion answer that is making us more optimistic than anything else.

Ivan Zwick

Okay and also on this new line of credit that you have, I can see where it's going to be quite beneficial. Will this, I would think, with the new line of credit that you would be in a position maybe to even bring merchandise in more timely than you did before, which I think would enhance your gross margin and also your sales.

Peter Edison

We're not really trying to bring merchandise in more timely, we're trying to deliver it more smoothly. So I think this line of credit will allow us to ensure that we get what want and can do our plan. But I don't know that the purpose of it is to bring in more inventory sooner or anything like that.

Ivan Zwick

Okay and one other question. On your multi-channel sales, which to your comment, which was up 40%, you said. What you see then? I think there were $2.8 million this quarter? What kind of totals you think that you'll be getting out of the area for year in sales?

Peter Edison

In that business? I don't know. I think that in total, it will probably be an $18 million to $20 million business. More than 10% of our sales.

Ivan Zwick

For this year? Then we are going to accelerate quite a bit going forward.

Peter Edison

Yes. It will continue at this pace.

Ivan Zwick

Okay. And that is more profitable than the other parts of your business, right?

Peter Edison

Honestly, every dollar of comparable store sales are roughly equal to us, whether it is in the web or store. They both operate with the same rough gross margin in incremental expenses. So the web is more profitable than a store, but increases in the web are no more valuable than increases in the stores.

Ivan Zwick

Okay. Well, it seems that your plan is working, so just keep implementing it, and I think we're going to have a kind of results we have all been looking forward to.

Peter Edison

Thank you, Ivan.

Operator

(Operator Instructions). We have a follow-up question from the line of Mark Montagna of Avondale Partners. Please proceed with your question.

Mark Montagna

When you were talking about second-quarter comps, I think you had mentioned year-to-date down 4%-something. Do you think that you are being impacted by -- earlier in the year when they had such a warm weather, there is a pull-forward with all of the spring merchandise? Perhaps you sold sandals like crazy and now you're coming up on slowing sandals sales because of that? And the overall marketplace could be seen? I am wondering, do you believe that's what may be happening, that you benefited so much earlier in the year from the weather?

Peter Edison

There may be a little of that. I wouldn't say that it is zero. The big things in our business would not be that. For us, we went up against 15% comps in May. That is the single biggest reason why our comparisons are softer so far in the second quarter than the first quarter. The two-year comp was actually improved. But we are going up against stronger comps in the beginning of the second quarter.

I also think that some of the fashion shifts going on in the market are not necessarily conducive to a great sandals season. There's a lot of closed casual footwear that is important and that becomes less important in the heat of the early summer. So from a pure fashion point of view, that would be one reason why it could soften.

Mark Montagna

Okay. When you are saying closed footwear becomes less important, wouldn't that be a favorable impact on sandals then?

Peter Edison

Yes, but if closed footwear is an important part of the fashion cycle, it is like saying boots are the real big story, but if boots are the big story in fall, you will not have a great August, because it is too warm for them. And you will have a huge October, November, December. It shifts the business a little bit towards when that category is most desirable to be worn by customers.

Mark Montagna

So when do you see the shift towards the closed footwear being more important?

Peter Edison

August.

Mark Montagna

Okay. So more of a fall-type item.

Peter Edison

That's why we are more confident with fall comps. Because of the incoming categories of styles.

Mark Montagna

So what would be causing the lack of importance to the consumer on sandals? Because of the focus on color, it seems like that has had a big impact on sandals.

Peter Edison

I just think it is a newness issue again. Flat sandals have been in the market for many years now. She has a lot of pairs in her closet. It is not the oh my God, I have to have it item. It is a good item, and if they're casual flat sandals, they are good. But they're not, it's not like she's got to break down the walls to have them. I think that is the level that you need, to drive exciting comps.

Mark Montagna

Okay. So that would sound like next year in the spring, the industry will be innovative towards sandals and therefore could be a great opportunity. Just like this fall as the manufacturers have gotten away from the shearling boot to more exciting boots. Would you agree that maybe next spring there could be a huge silhouette change, or whatever you want to call it?

Peter Edison

I would say this. Next spring, sandals will change. That's true. Whether they will be successful or not, a lot of factors will have to go into that. But what you are describing is, if people had a sluggish sandals season -- it's not a disastrous sandals season, but if it is a sluggish sandals season, they will look to change that result, so you are correct, that there will be change.

Mark Montagna

Okay. That's really helpful. Thank you.

Operator

Thank you. It appears there are no further questions at this time. I would like to turn the floor back over to Management for any closing comments.

Peter Edison

Thank you, everyone, for joining us today. We look forward to speaking with you when we report second-quarter results in September.

Operator

Thank you. This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.